Exhibit 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PERSPECTA INC.

ARTICLE 1
NAME OF ENTITY

The name of the corporation shall be Perspecta Inc. (the “Company”).

ARTICLE 2
REGISTERED AGENT

The name and address of the Registered Agent for service of process in the State of Nevada is Cogency Global Inc. with an address at 321 W. Winnie Lane #104, Carson City, NV 89703.

ARTICLE 3
GOVERNING BOARD

The members of the governing board shall be known as directors and the number thereof shall be not less than three nor more than five, the exact number to be fixed in accordance with bylaws of the Company; provided that the number so fixed in accordance with the bylaws may be increased or decreased within the limit above specified from time to time. and addresses of the persons appointed to the Board of Directors of the Company are as follows:

Name	Address

K. Stuart Shea	12975 Worldgate Dr., Suite 700, Herndon, VA 20170

John P. Kavanaugh	12975 Worldgate Dr., Suite 700, Herndon, VA 20170

Jeremy C. Wensinger	12975 Worldgate Dr., Suite 700, Herndon, VA 20170

James M. Winner	12975 Worldgate Dr., Suite 700, Herndon, VA 20170

ARTICLE 4
AUTHORIZED SHARES

The total number of shares of capital stock which may be issued by the Company is one thousand (1,000), par value of one cent ($0.01) per share.

ARTICLE 5
AMENDMENTS

The Company reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, or by these articles of incorporation.

ARTICLE 6
EXISTENCE

The Company is to have perpetual existence.

ARTICLE 7
LIABILITY OF OFFICERS AND DIRECTORS

The liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time. If the Nevada Revised Statutes are amended after approval by the stockholders of this Article 7 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time. No repeal or modification of this Article 7 by the stockholders shall adversely affect any right or protection of a director or officer of the Company existing by virtue of this Article 7 at the time of such repeal or modification.

ARTICLE 8
INDEMNIFICATION

(a)
The Company shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer. The indemnification of directors and officers by the Company shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to the amendment). The indemnification of directors and officers shall be against all loss, liability and expense (including attorneys fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeal; provided, however, that with respect to any action, suit or proceeding initiated by a director or officer, the Company shall indemnify such director or officer only if the action, suit or proceeding was authorized by the board of directors of the Company, except with respect to a suit for the enforcement of rights to indemnification or advancement of expenses in accordance with Section (c) of this Article 8.

(b)
The expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided, however, that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Company of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under this Article 8.

(c)
Any director or officer may enforce his or her rights to indemnification or advance payments for expenses in a suit brought against the Company if his or her request for indemnification or advance payments for expenses is wholly or partially refused by the Company or if there is no determination with respect to such request within 60 days from receipt by the Company of a written notice from the director or officer for such a determination. If a director or officer is successful in establishing in a suit his or her entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he or she shall also be indemnified by the Company for costs and expenses incurred in such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section (b) of this Article 8 where the required undertaking, if any, has been received by the Company) that the claimant has not met the standard of conduct set forth in the Nevada Revised Statutes. Neither the failure of the Company to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the Company that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct. In a suit brought by a director or officer to enforce a right under this Section (c) or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section (c) or otherwise, shall be on the Company.

(d)
The right to indemnification and to the payment of expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation or any bylaw, agreement, statute, vote of stockholders or disinterested directors or otherwise. The right to indemnification under Section (a) of this Article 8 shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

(e)
The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any loss, liability or expense, whether or not the Company would have the power to indemnify such person against such loss, liability or expense under the Nevada Revised Statutes.

(f)
The Company shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any action, suit or proceeding within the scope of Section (a) of this Article 8 offered or assented to by the opposing party or parties and which is acceptable to the Company, then, notwithstanding any other provision of this Article 8, the indemnification obligation of the Company in connection with such action, suit or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

(g)
The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of this Article 8 subject to the imposition of any conditions or limitations as the board of directors of the Company may deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Articles of Incorporation on the date below.

Date: May 6, 2021
/s/ John M. Curtis
Name: John M. Curtis
Title: President and Chief Executive Officer